Exhibit 99.1

News

Contacts:

Media:
Sheryl Williams

610.738.6493

swilliam@cephalon.com

Investors:
Robert (Chip) Merritt
610.738.6376
cmerritt@cephalon.com

For Immediate Release

Cephalon First Quarter Earnings Increase Dramatically

Quarterly Earnings Exceed Guidance

Company Reiterates Recently Increased 2007 Guidance

Frazer, Pa. — May 1, 2007 — Cephalon, Inc. (Nasdaq: CEPH) today reported first quarter 2007 sales of $423.9 million, a 23 percent increase compared to first quarter 2006 sales of $345.6 million.  Basic income per common share for the quarter was $1.14.  Excluding amortization expense and certain other items, basic adjusted income per common share was $1.45, an 86 percent increase over the comparable figure of $0.78 in the first quarter of 2006 and exceeding by $0.45 the high end of the company’s guidance issued in February 2007.

Central nervous system (CNS) franchise sales increased 35 percent to $217.5 million and pain franchise sales increased 12 percent to $131.4 million. Sales of other products were $74.9 million, an increase of 12 percent.

“We delivered remarkable earnings performance in the first quarter of 2007 as we continue to effectively execute across all aspects of our business,” said Frank Baldino Jr., Ph.D., Chairman and CEO.  “We held year-over-year operating expenses largely steady, while driving double digit growth of both PROVIGIL and our European sales and continuing the successful transition of our pain franchise from ACTIQ to FENTORA.  This year and beyond, we have substantial opportunities in each of our product franchises to further enhance stockholder value.”

— more —

SOURCE:  Cephalon, Inc. * 41 Moores Road * Frazer, PA 19355 * (610) 344-0200 * Fax (610) 344-0065

Cephalon is reiterating its recently increased full-year 2007 guidance.  The company anticipates total sales of $1.675-$1.725 billion. This includes CNS franchise sales of $925-$950 million, pain franchise sales of $425-$450 million and other product sales of $300-$325 million.  SG&A and R&D guidance for 2007 are $685-$715 million and $315-$335 million, respectively.

Full-year 2007 net income guidance is $292-$298 million and its 2007 basic adjusted income per common share guidance is $4.40-$4.50.

For the second quarter of 2007, the company is introducing sales guidance of $415-$425 million, adjusted net income guidance of $69-$76 million and guidance for basic adjusted income per common share of $1.05-$1.15.

Basic adjusted income per common share guidance for the second quarter of 2007 and full-year 2007 is reconciled below and is subject to the assumptions set forth therein.

Cephalon’s management will discuss the company’s first quarter 2007 performance in a conference call with investors beginning at 5:00 p.m. U.S. EDT on Tuesday, May 1, 2007.  To participate in the conference call, dial +1-913-981-4911 and refer to conference code number 8754971. Investors can listen to the call live by logging on to the company’s website at www.cephalon.com and clicking on “Newsroom,” then “Webcast.”  The conference call will be archived and available to investors for one week after the call.

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products in four core therapeutic areas: central nervous system, pain, oncology and addiction. Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota. Cephalon’s European headquarters are located in Maisons-Alfort, France.

The company currently markets six proprietary products in the United States: PROVIGIL® (modafinil) Tablets [C-IV], FENTORA® (fentanyl buccal tablet) [C-II], TRISENOX®, VIVITROL® (naltrexone for extended-release injectable suspension), GABITRIL® (tiagabine hydrochloride), ACTIQ® (oral transmucosal fentanyl citrate) [C-II], and numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products; interpretation of clinical results; prospects for regulatory approval; manufacturing development and capabilities; market prospects for its

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products; sales, adjusted net income and basic adjusted income per common share guidance for the second quarter and full-year 2007; and other statements regarding matters that are not historical facts, including the Company’s position and expected performance in 2007.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.

This press release and/or the financial results attached to this press release include “Adjusted Net Income,” “Basic Adjusted Income per Common Share,” “Basic Adjusted Income per Common Share Guidance,” and “Diluted Adjusted Income Per Common Share,” amounts that are considered “non-GAAP financial measures” under SEC rules. As required, we have provided reconciliations of these measures. Additional required information is located in the Form 8-K furnished to the SEC in connection with this press release.

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CEPHALON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
REVENUES:
Sales	$423,879	$345,587
Other revenues	13,155	11,356
	437,034	356,943
COSTS AND EXPENSES:
Cost of sales	86,546	77,939
Research and development	83,958	109,461
Selling, general and administrative	152,454	151,751
	322,958	339,151

INCOME FROM OPERATIONS	114,076	17,792

OTHER INCOME (EXPENSE):
Interest income	6,576	5,042
Interest expense	(4,595)	(4,536)
Write-off of deferred debt issuance costs	—	(13,105)
Other income (expense), net	2,756	(852)
	4,737	(13,451)

INCOME BEFORE INCOME TAXES	118,813	4,341

INCOME TAX EXPENSE	43,628	774

NET INCOME	$75,185	$3,567

BASIC INCOME PER COMMON SHARE	$1.14	$0.06

DILUTED INCOME PER COMMON SHARE	$0.99	$0.05

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	65,806	59,734

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-ASSUMING DILUTION	75,835	73,508

Certain reclassifications of prior year amounts have been made to conform to the current year presentation.  Amounts reported in prior periods as amortization are included now as a component of cost of sales; amounts previously reported as depreciation (other than depreciation related to facilities used in the production of commercial inventory and previously included in cost of sales) are included as a component of research and development or selling, general and administrative, as appropriate.

CEPHALON, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Adjusted Net Income
(Unaudited)

	Three Months Ended
	March 31,
	2007		2006

GAAP NET INCOME	$75,185		$3,567

Cost of sales adjustments	20,965	(1)	19,046	(1)
Research and development adjustments	10,000	(2)	30,000	(2) (6)
Selling, general and administrative adjustments	—		6,555	(4) (6)
Write-off of deferred debt issuance costs adjustment	—		13,105	(5)
Income tax adjustment	(10,982	)(3)	(25,561	)(3) (6)
	19,983		43,145

ADJUSTED NET INCOME	$95,168		$46,712

BASIC ADJUSTED INCOME PER COMMON SHARE	$1.45		$0.78

DILUTED ADJUSTED INCOME PER COMMON SHARE	$1.25		$0.63

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	65,806		59,734

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-ASSUMING DILUTION	75,835		73,631	(6)

Notes to Reconciliation of GAAP Net Income to Adjusted Net Income

(1) To exclude the on-going amortization of acquired intangible assets.

(2) To exclude charges related to payments for several research and development collaborations.

(3) To reflect the tax effect of pre-tax adjustments at the applicable tax rates and certain other tax adjustments primarily related to changes in valuation allowances and other changes in liabilities.

(4) To exclude charges associated with the settlement of the PROVIGIL patent litigation ($4.0 million) and employee severance costs associated with the European integration and restructuring ($2.6 million).

(5) To exclude the write-off of deferred debt issuance costs related to the Zero Coupon convertible subordinated notes.

(6) The impact of Financial Accounting Standards Board Statement No. 123(R) “Share Based Payment” (“SFAS 123(R)”) is no longer excluded as in the press release issued May 2, 2006 for comparability of the financial statements presented.  Therefore, 2006 adjustments include $3.4 million in Research and development and Selling, general and administrative expenses, respectively, $2.4 million in Income tax expense and 471 thousand shares in Weighted average number of common shares outstanding-assuming dilution.

CEPHALON, INC. AND SUBSIDIARIES

CONSOLIDATED SALES DETAIL

(In thousands)

(Unaudited)

	Three Months Ended						%
	March 31,						Increase
	2007			2006			(Decrease)
	United States	Europe	Total	United States	Europe	Total	United States	Europe	Total
Sales:
CNS	$202,611	$14,898	$217,509	$150,907	$10,438	$161,345	34%	43%	35%

ACTIQ	57,157	8,571	65,728	112,334	5,168	117,502	(49)%	66%	(44)%
Generic OTFC	34,020	—	34,020	—	—	—	100%	0%	100%
FENTORA	31,690	—	31,690	—	—	—	100%	0%	100%
Pain	122,867	8,571	131,438	112,334	5,168	117,502	9%	66%	12%

Other	17,172	57,760	74,932	15,070	51,670	66,740	14%	12%	12%

	$342,650	$81,229	$423,879	$278,311	$67,276	$345,587	23%	21%	23%

CEPHALON, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2007	2006
CURRENT ASSETS:
Cash and cash equivalents	$567,430	$496,512
Investments	11,983	25,212
Receivables, net	307,494	270,045
Inventory, net	189,885	174,300
Deferred tax assets, net	194,040	184,518
Other current assets	53,338	47,278
Total current assets	1,324,170	1,197,865

PROPERTY AND EQUIPMENT, net	457,784	453,010
GOODWILL	468,062	467,167
INTANGIBLE ASSETS, net	774,034	793,037
DEFERRED TAX ASSETS, net	112,397	118,192
OTHER ASSETS	21,511	16,226
	$3,157,958	$3,045,497

CURRENT LIABILITIES:
Current portion of long-term debt	$1,023,284	$1,023,312
Accounts payable	77,035	90,586
Accrued expenses	245,835	263,478
Total current liabilities	1,346,154	1,377,376

LONG-TERM DEBT	224,294	224,992
DEFERRED TAX LIABILITIES, net	68,955	72,491
OTHER LIABILITIES	103,559	61,178
Total liabilities	1,742,962	1,736,037

STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value	682	678
Additional paid-in capital	1,811,271	1,780,749
Treasury stock, at cost	(151,196)	(151,068)
Accumulated deficit	(357,239)	(425,256)
Accumulated other comprehensive income	111,478	104,357
Total stockholders’ equity	1,414,996	1,309,460
	$3,157,958	$3,045,497

CEPHALON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$75,185	$3,567
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Deferred income tax expense (benefit)	11,629	(745)
Shortfall tax benefits from stock-based compensation	(83)	—
Depreciation and amortization	30,592	29,238
Amortization of debt issuance costs	60	129
Write-off of debt issuance costs associated with convertible subordinated notes	—	13,105
Stock-based compensation expense	11,699	9,856
Changes in operating assets and liabilities:
Receivables	(36,850)	(25,868)
Inventory	(14,585)	(12,020)
Other assets	(12,523)	(27,677)
Accounts payable, accrued expenses and deferred revenues	(9,160)	(21,583)
Other liabilities	2,584	(1,767)
Net cash provided by (used for) operating activities	58,548	(33,765)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(21,384)	(31,759)
Acquisition of intangible assets	—	(5,000)
Sales and (purchases) of investments, net	13,237	27,040
Net cash used for investing activities	(8,147)	(9,719)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercises of common stock options	17,479	107,738
Windfall tax benefits from stock-based compensation	1,431	21,633
Acquisition of treasury stock	(128)	(407)
Payments on and retirements of long-term debt	(953)	(922)
Net cash provided by financing activities	17,829	128,042

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	2,688	(531)

NET INCREASE IN CASH AND CASH EQUIVALENTS	70,918	84,027

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	496,512	205,060

CASH AND CASH EQUIVALENTS, END OF PERIOD	$567,430	$289,087

CEPHALON, INC. AND SUBSIDIARIES

Reconciliation of Projected GAAP Basic Income per Common Share

to Basic Adjusted Income Per Common Share Guidance

(Unaudited)

	Three Months Ended			Twelve Months Ended
	June 30, 2007			December 31, 2007

Projected GAAP basic income per common share	$0.85	—	$0.95	$3.48	—	$3.58

Amortization of current intangibles	$0.32	—	$0.32	$1.28	—	$1.28
Research and development collaboration agreement	$—	—	$—	$0.15	—	$0.15
Tax effect of pre-tax adjustments at the applicable tax rates	$(0.12)	—	$(0.12)	$(0.51)	—	$(0.51)

Basic adjusted income per common share guidance	$1.05	—	$1.15	$4.40	—	$4.50

The company’s guidance is being issued based on certain assumptions including:

• Adjusted effective tax rate of approximately 36 percent for 2007; and

• Weighted average number of common shares outstanding of 66.0 million shares for the three months ended June 30, 2007 and 66.3 million shares for the twelve months ended December 31, 2007.